UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

June 30, 2005

Date of Report (Date of earliest event reported)

  NEUROGEN CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-18311 (Commission File Number)	22-2845714 (I.R.S. Employer Identification No.)

35 Northeast Industrial Road
Branford, Connecticut   06405
(Address of principal executive offices) (Zip Code)

(203) 488-8201
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Neurogen Corporation has appointed Stephen Uden, MB, to the newly created position of Executive Vice President, Head of Research & Development. Prior to joining Neurogen, Dr. Uden, 47, was Vice President, Development Site Head for Pfizer Global Research & Development in New London, Connecticut. He began his career with the United Kingdom's National Health Service, practicing internal medicine with a specialty in gastroenterology. He started with Pfizer in 1989 and was promoted through a series of positions of increasing responsibility in the United Kingdom before moving to Japan, where he served as Vice President, Head of Clinical Research for Pfizer Japan. In his most recent role as VP, Development Site Head in New London, he was a member of the global leadership team for worldwide development and chair of the site R&D leadership team. Dr. Uden holds BS and MB degrees from St. Thomas' Medical School, University of London, is a member of the Royal College of Physicians, and served for 21 years as an officer in the Territorial Army (UK reserve military force) reaching the rank of Major.

Neurogen entered into an Employment Agreement with Dr. Uden dated as of June 27, 2005. Pursuant to the Agreement, Dr. Uden will receive an annual salary of $335,000 and a sign-on bonus of $50,000, with the term of employment automatically extended for successive one-year periods. He will be eligible to receive an annual bonus targeted at a level equal to thirty-five percent of his annual salary, and he will be granted a stock option to purchase 200,000 shares of Neurogen Common Stock at the closing market price on the first day of employment, which was June 27, 2005.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

See Item 1.01 above.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

10.1	Employment Agreement between Neurogen Corporation and Stephen Uden dated as of June 27, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROGEN CORPORATION
(Registrant)

By: /s/ WILLIAM H. KOSTER

Name: William H. Koster
Date: June 30, 2005	Title: President and Chief Executive Officer

EXHIBIT INDEX
Exhibit No.	Description

10.1	Employment Agreement between Neurogen Corporation and Stephen Uden dated as of June 27, 2005.